Exhibit 10.1

EXECUTION COPY

LORAL SPACE & COMMUNICATIONS INC.

600 Third Avenue

New York, NY 10022

August 29, 2007

Holders Named on the Signature Pages hereof

c/o MHR Fund Management LLC

40 West 57th Street, 24th Floor

New York, NY 10019

Attention Hal Goldstein, Esq.

RE: Securities Purchase Agreement, dated October 17, 2006, as amended and restated on February 27, 2007

Dear Sirs:

Reference is made to the Series A Cumulative 7.50% Convertible Preferred Stock (the “Series A Preferred”) and the Series B Cumulative 7.50% Convertible Preferred Stock (the “Series B Preferred” and, together with the Series A Preferred, the “Preferred Stock”) of Loral Space & Communications Inc., a Delaware corporation (the “Corporation”), which certain of your affiliated funds currently hold and which was originally purchased by certain of your affiliated funds pursuant to the above referenced agreement (the “MHR Preferred SPA”). Capitalized terms used herein without definition are used as defined in the MHR Preferred SPA. Each of you confirms that you hold the number of shares of Series A Preferred and Series B Preferred set forth below your respective name on the signature page hereof as of the date hereof.

4363213 Canada Inc. (“AcquireCo”) (a wholly-owned subsidiary of 4363205 Canada Inc. (“HoldCo”), a company jointly owned by the Corporation and Public Sector Pension Investment Board (“PSP”)), entered into a Share Purchase Agreement, dated December 16, 2006 (the “Telesat SPA”), with BCE Inc. providing for the purchase of Telesat Canada, and in connection therewith the Corporation, Loral Skynet Corporation (“Skynet”) and HoldCo have entered into the Asset Transfer Agreement (the “Asset Transfer Agreement”), and the Corporation, Skynet and Skynet Satellite Corporation have entered into the Asset Purchase Agreement (the “Asset Purchase Agreement”), each dated as of August 7, 2007 providing for (i) the transfer and sale of substantially all the assets of Skynet to HoldCo or one of its wholly-owned subsidiaries and (ii) the execution at closing of a consulting agreement (the “Consulting Agreement”) and a shareholders agreement (the “Shareholders Agreement”). In connection with the referenced transactions, the Corporation, Skynet and HoldCo also entered into the Alternative Subscription Agreement (the “Alternative Subscription Agreement”) and the Corporation, Skynet, PSP, HoldCo and 4363230 Canada Inc. entered into the Ancillary Agreement (the “Ancillary Agreement”), each dated August 7, 2007.

In addition, the Corporation and Skynet are parties defendant in a lawsuit pending before the Delaware Chancery Court captioned GPC XLI L.L.C. et al. v. Loral Space and Communications, Inc. et al., Civil Action No. 30022-VCS in which Vice Chancellor Strine on July 16, 2007 declined to schedule a hearing on plaintiffs’ motion for a preliminary injunction in advance of the anticipated closing date under the Transaction Agreements (as defined below), provided that the Corporation places an amount into escrow prior to the redemption of Skynet’s outstanding 14% Senior Secured Cash/PIK Notes (the “Skynet Notes”) or any earlier discharge of the Indenture under which the Skynet Notes are outstanding. A copy of the escrow agreement contemplated by this ruling (the “Escrow Agreement”) is attached hereto as Exhibit A.

The Skynet Notes have been called for redemption on September 5, 2007, and the Corporation has determined to guarantee a loan (the “Redemption Loan”) to Skynet (the “Guarantee Agreement”) for the purpose of financing that redemption, and collateralizing that guarantee with cash pursuant to a pledge agreement (the “Pledge Agreement”). The Corporation may also elect to pay directly or contribute or lend to Skynet for payment, either the portion of the redemption price of the Skynet Notes which exceeds the principal amount of the Redemption Loan or the portion of the Redemption Loan that exceeds $126 million (the “Direct Payment”).

We are writing to confirm your agreement that notwithstanding anything to the contrary that may be set forth in the MHR Preferred SPA or the Certificates of Designation relating to the Preferred Stock, none of the execution, delivery or performance of the Telesat SPA, the Asset Transfer Agreement, the Asset Purchase Agreement, the Alternative Subscription Agreement, the Ancillary Agreement, the Consulting Agreement, the Shareholders Agreement (collectively, the “Transaction Agreements”), the Escrow Agreement, the Pledge Agreement, or the Guarantee Agreement, or effecting the Direct Payment or the consummation of any of the transactions provided for therein, in all cases in accordance with their respective terms as of the date hereof, will be deemed to violate any of the terms or conditions of the MHR Preferred SPA or the Certificates of Designation relating to the Preferred Stock, and specifically to confirm that each of you and the Corporation have agreed as follows:

1. Not Indebtedness. None of the execution, delivery or the performance of the Transaction Agreements, the Escrow Agreement, the Guarantee Agreement, the Pledge Agreement, or any of the Hedge Agreements (as such term is defined in the MHR Preferred SPA) or other hedges entered into in contemplation of the transactions contemplated thereby and the financing thereof or effecting the Direct Payment shall be deemed to constitute an incurrence of Indebtedness for purposes of Section 5.08 of the MHR Preferred SPA.

2. Affiliate Transaction. You and we agree that to the extent that any of the transactions contemplated by the Transaction Agreements (including without limitation the transfer of certain hedge agreements from Skynet to HoldCo or its subsidiaries), the Escrow Agreement, the Pledge Agreement, or the Guarantee Agreement, or the Direct Payment may be deemed to constitute Affiliate Transactions as such term is defined in Article VI.E. of the respective Certificates of Designation relating to the Series A Preferred and the Series B Preferred, the terms thereof shall be deemed to be no less favorable to the Corporation or its subsidiaries than those that could be obtained in arms’ length dealings with a non-affiliated entity and that the approval of the transactions by the board of directors or executive committee of the board of directors of the Corporation on December 14, 2006, August 2, 2007 and August 24, 2007, shall be deemed to constitute the board approval contemplated by Article VI.E.(iv)(B) of such Certificates of Designation.

3. Redemption of Skynet Preferred. You hereby consent, pursuant to Article VI.E.(vi) of the respective Certificates of Designation relating to the Series A Preferred and the Series B Preferred, to the redemption of Skynet’s Series A 12% Non-Convertible Preferred Stock (the “Skynet Preferred”) as contemplated by and in connection with the closing under the Asset Transfer Agreement, including the Corporation’s funding of such redemption which may be made through an equity contribution to Skynet.

4. Eligible Joint Venture. For the avoidance of doubt, for so long as HoldCo is deemed to be a Joint Venture, all stockholders of HoldCo (including without limitation public stockholders following an initial public offering of any such corporation), other than the Corporation and its subsidiaries, shall be deemed to be third party Joint Venture partners therein for purposes of the parenthetical in the definition of Eligible Joint Venture contained in the respective Certificates of Designation relating to the Series A Preferred and the Series B Preferred.

5. Not a Sale. The transactions contemplated by the Asset Transfer Agreement, the Asset Purchase Agreement and the Alternative Subscription Agreement shall not be deemed to constitute a Sale as such term is defined in Article VIII of the respective Certificates of Designation relating to the Series A Preferred and the Series B Preferred, and that the HoldCo shares to be issued pursuant to the Asset Transfer Agreement and the Alternative Subscription Agreement will constitute an Investment Interest, as defined in the respective definitions of the term “Sale.”

6. Certain Transactions; Termination of Limitations on Contributions to Skynet. None of (i) the entry by the Corporation into the Escrow Agreement, the Pledge Agreement or the Guarantee Agreement, (ii) its funding of the escrow contemplated thereby, (iii) the guarantee by the Corporation of the Redemption Loan, (iv) the pledge by the Corporation of up to $150 million in cash as collateral for the Redemption Loan in accordance with the Pledge Agreement, (v) the performance by the Corporation of the Direct Payment, (v) the entry or performance by the Corporation of any of the Hedge Agreements (as such term is defined in the MHR Preferred SPA) or other hedges entered into in contemplation of the transactions contemplated under the Transaction Agreements and the financing thereof, (vii) the funding by the Corporation of the redemption of the Skynet Preferred or the repayment of the Redemption Loan, (viii) the capitalization of the loan made by the Corporation to Skynet pursuant to the December 22, 2006 Credit Agreement, or (ix) the guarantee by the Corporation of the obligations of Skynet pursuant to the Guarantee Agreement and under certain of the Transaction Agreements will be deemed to violate Section 5.07 or 5.08 of the MHR Preferred SPA.

7. Certificate of Designation Amendments. To effectuate the foregoing and to make it clear that the failure to pay dividends on the Skynet Preferred shall not limit the Corporation’s right to pay cash dividends on the Preferred Stock when the Skynet Preferred is no longer outstanding, you hereby consent, to the authorization and the filing with the Secretary of State of the State of Delaware at any time following the redemption in full of the Skynet Preferred and the consummation of the transactions contemplated by the Asset Transfer Agreement of the amendments to the respective Certificates of Designation for the Series A Preferred and Series B Preferred attached hereto as Exhibits B and C, respectively. This letter agreement will be deemed to be the unanimous written consent pursuant to Section 228 of the Delaware General Corporation Law of the holders of all of the outstanding Preferred Stock to the amendments to the respective Certificates of Designation contemplated hereby.

8. Miscellaneous. Article 6 of the MHR Preferred SPA (other than Sections 6.03 and 6.04) shall apply to this letter agreement as though fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Richard Townsend
Name:	Richard Townsend
Title:	Executive Vice President and Chief Financial Officer

INVESTORS

MHR CAPITAL PARTNERS MASTER ACCOUNT LP

By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
Name:	Hal Goldstein
Title:	Vice President
Series A-1 Preferred Stock: 16,249
Series B-1 Preferred Stock: 100,981

MHR CAPITAL PARTNERS (100) LP

By:	MHR Advisors LLC, its General Partner

By:	/s/ Hal Goldstein
Name:	Hal Goldstein
Title:	Vice President
Series A-1 Preferred Stock: 1,879
Series B-1 Preferred Stock: 11,674

MHR INSTITUTIONAL PARTNERS II LP

By:	MHR Institutional Advisors II LLC, its General Partner

By:	/s/ Hal Goldstein
Name:	Hal Goldstein
Title:	Vice President
Series A-1 Preferred Stock: 8,060
Series B-1 Preferred Stock: 50,086

MHR INSTITUTIONAL PARTNERS IIA LP

By:	MHR Institutional Advisors II LLC, its General Partner

By:	/s/ Hal Goldstein
Name:	Hal Goldstein
Title:	Vice President
Series A-1 Preferred Stock: 20,304
Series B-1 Preferred Stock: 126,184

MHR INSTITUTIONAL PARTNERS III LP

By:	MHR Institutional Advisors III LLC, its General Partner

By:	/s/ Hal Goldtein
Name:	Hal Goldstein
Title:	Vice President
Series A-1 Preferred Stock: 95,322
Series B-1 Preferred Stock: 592,428

EXHIBIT A

ESCROW AGREEMENT

EXECUTION VERSION

The Bank of New York

ESCROW AGREEMENT

between

LORAL SPACE & COMMUNICATIONS INC.

and

THE BANK OF NEW YORK

Dated as of August 1, 2007

ACCOUNT NUMBER(S)

SHORT TITLE OF ACCOUNT

EXECUTION VERSION

ESCROW AGREEMENT made this 1st day of August, 2007, by and between THE BANK OF NEW YORK (“Escrow Agent”) and LORAL SPACE & COMMUNICATIONS INC., a Delaware corporation (“Depositor”).

WHEREAS, Loral Skynet Corporation, a Delaware corporation (“Loral Skynet”) is a subsidiary of the Depositor;

WHEREAS, Loral Skynet issued $126 million principal amount of 14% Senior Secured Cash/PIK Notes due 2015 (the “Notes”) pursuant to an Indenture, dated November 21, 2005 (the “Indenture”), by and between Loral Skynet and The Bank of New York, as Trustee (the “Trustee”) pursuant to which Loral Skynet has called the Notes for redemption (the “Redemption”) on September 5, 2007 (the “Redemption Date”);

WHEREAS, GPC XLI L.L.C., Rockview Trading, Ltd., KS Capital Partners, L.P., Murray Capital Management, Inc., Watershed Capital Institutional Partners, L.P., Watershed Capital Partners (Offshore), Ltd., and Watershed Capital Partners, L.P. (together, the “Plaintiffs”), brought an action against the Depositor, among others, in the Court of Chancery of the State of Delaware in and for the County of New Castle (the “Court”) with respect to the Redemption, GPC XLI L.L.C. et al. v. Loral Space and Communications, Inc., et al. Civil Action No. 3022-VCS (the “Case”);

WHEREAS, Section 8.01(a)(2) of the Indenture provides that, in light of the Redemption, the Indenture may be discharged at any time prior to the Redemption Date upon the irrevocable deposit with the Trustee of funds sufficient to pay the redemption price of the Notes on the Redemption Date (the “Discharge Deposit”);

WHEREAS, Depositor desires to deposit the Escrow Property (as defined herein) with the Escrow Agent to hold in escrow, pending the resolution of the Case by judgment of the Court or by mutual agreement of the parties thereto;

NOW, THEREFORE, Depositor and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute the Escrow Property in accordance with and subject to the following Instructions and Terms and Conditions:

I. INSTRUCTIONS:

1.	Escrow Property

Depositor shall deposit with the Escrow Agent by wire transfer of immediately available funds, on or prior to the earlier of (a) the Redemption Date and (b) the date of any earlier Discharge Deposit, the amount of $12 million in cash.

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively, the “Distributions”) received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Property.”

Investment of Escrow Property

Upon written directions from the Treasurer or any Assistant Treasurer of the Depositor, the Escrow Agent shall invest or reinvest Escrow Property without distinction between principal and income, in the following (all of which shall be denominated in US dollars):

(1) Cash;

(2) investments in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America, any member nation of the European Union or any agency thereof having maturities of not more than one year from the date of acquisition;

(3) investments in demand accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the US Securities Act of 1933) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(5) investments in commercial paper, maturing not more than 360 days after the date of acquisition, issued by an entity (other than an affiliate of Loral Skynet) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and

(6) investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

2.	Distribution of Escrow Property

Escrow Agent shall hold and distribute the Escrow Property in the following manner:

(i) following delivery to the Escrow Agent of a power of attorney in form and substance satisfactory to the Escrow Agent, duly executed by each of the Plaintiffs, appointing Goodwin Proctor LLP as their attorney-in-fact for purposes of this Escrow Agreement, the Escrow Agent shall distribute the Escrow Property as directed in any written request executed by both the Depositor and Goodwin Proctor LLP;

(ii) upon receipt of a written statement from the Depositor, substantially in the form of Exhibit A attached hereto, certifying that (a) the Court entered a judgment in the Case in favor of the Depositor or dismissed the complaint therein with prejudice and (b) to the best of its knowledge, no stay of that judgment is in effect, the Escrow Agent shall distribute the Escrow Property to the Depositor;

(iii) upon receipt of a written statement from the Depositor, substantially in the form of Exhibit B attached hereto, certifying that (a) the Court entered a judgment in the Case in favor of the plaintiffs in the amount of $            , (b) the amount of the Escrow Property exceeds the amount of such judgment and (c) to the best of its knowledge, no stay of that judgment is in effect, the Escrow Agent shall distribute that portion of the Escrow Property equal to such excess to the Depositor and shall distribute the remainder of the Escrow Property in accordance with Section 2(i) or Section 2(iv) as applicable; and

(iv) the Escrow Agent shall distribute the Escrow Property as may otherwise be directed by the Court.

3.	Addresses

Notices, instructions and other communications shall be sent to Escrow Agent, Corporate Trust Administration Division, 101 Barclay Street, 8th Floor West, New York, New York 10286, Attn.: Insurance Trust and Escrow Unit and to Depositor as follows:

Loral Space & Communications Inc.

600 Third Avenue

New York, NY 10016

Attn: Vice President and Treasurer

Tel: (212) 338-5605

Fax: (212) 338-4647

with copies to:

Loral Space & Communications Inc.

600 Third Avenue

New York, NY 10016

Attn: Vice President, General Counsel and Secretary

Tel: (212) 338-5340

Fax: (212) 338-5320

and

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Bruce R. Kraus, Esq.

4.	Compensation

(a) Depositor shall pay Escrow Agent a one time administrative fee in the amount set forth in the fee schedule attached hereto as Exhibit C, payable upon execution of this Agreement.

(b) Depositor shall pay all activity charges as per Escrow Agent’s current fee schedule.

(c) Depositor shall be responsible for and shall, upon submission by Escrow Agent of appropriate proof and documentation, reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement.

II. TERMS AND CONDITIONS:

1.	The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement to which the Depositor is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from the Depositor or any entity acting on its behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.	This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy or claim to any other entity or person whatsoever.

3.	If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.	(a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Depositor or any entity acting on behalf of the Depositor, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit.

(b) Escrow Agent may consult with legal counsel at the expense of the Depositor as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

(c) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.	Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6.	Escrow Agent shall provide to the Depositor monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositor unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7.	Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.	Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent or Depositor). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given by Depositor or by a person or persons authorized by Depositor. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9.	Depositor, shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

10.	(a) Depositor may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by Depositor. Escrow Agent may resign at any time by giving to Depositor thirty (30) calendar days’ prior written notice thereof.

(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, Depositor shall appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, deliver the Escrow Property to the Depositor at the address provided herein or may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by the Depositor.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.

(d) Upon delivery of the Escrow Property to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11.	(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by the Depositor, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by the Depositor and any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositor for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of, the Depositor.

12.	This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. The Depositor hereby submits to the personal jurisdiction of and agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. The Depositor hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction the Depositor may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, the Depositor hereby irrevocably agrees not to claim, and hereby waives, such immunity. The Depositor waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13.	Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

14.	The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15.	The Depositor hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by Depositor do not and will not violate any applicable law or regulation.

16.	The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.	This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18.	This Agreement shall terminate upon the distribution of all Escrow Property from the Escrow Account. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19.	No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

20.	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21.	This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

22.	The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. Depositor shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. Depositor will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Property and is not responsible for any other reporting. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Richard P. Mastoloni
Name:	Richard P. Mastoloni
Title:	Vice President and Treasurer

THE BANK OF NEW YORK, as Escrow Agent

By:	/s/ Regina M. Jones
Name:	Regina M. Jones
Title:	Assistant Treasurer

EXHIBIT B

SERIES A PREFERRED AMENDMENT

Article III(B) is hereby amended to read in its entirety as follows:

Not later than thirty (30) days prior to any Dividend Payment Date, the Board of Directors shall determine (the “Dividend Determination”) whether the Corporation shall pay any portion or all of the dividend in PIK Shares or in cash (the “Cash Dividend”); provided, however, that the dividend payment for all relevant periods through the seventeenth (17th) Dividend Payment Date for all shares of the Series A-1 Preferred Stock shall be payable solely in PIK Shares; provided further, however, that from and after the seventeenth (17th) Dividend Payment Date, in the event that (i) the Consolidated Free Cash Flow for the twelve (12) month period ending on the last day of the most recently completed fiscal quarter ending at least 50 days prior to the date of the then current Dividend Determination (such period, the “Prior Twelve Month Period”) is less than 400% of the amount that is payable on the outstanding shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock on the next scheduled Dividend Payment Date to which the Dividend Determination relates (assuming such amount were to be payable as a Cash Dividend), or (ii) the Consolidated Free Cash Flow for the Prior Twelve Month Period is less than 110% of the Consolidated Free Cash Flow for the twelve (12) month period ended December 31 of the year immediately preceding the last day of the Prior Twelve Month Period, then the dividend payment for the relevant period for all Series A-1 Preferred Stock shall be payable solely in PIK Shares. If, subject to the proviso set forth in the immediately preceding sentence, the Dividend Determination is that any portion or all of the dividend be paid in (i) cash, then such portion or all of the dividend payment, as the case may be, for the relevant period shall be a Cash Dividend, and (ii) PIK Shares, then such portion or all of the dividend payment, as the case may be, for the relevant period shall be in PIK Shares. If, as a result of changes in GAAP, the Corporation’s accounting methodologies, practices, presentations or otherwise, the Board of Directors is unable to determine the Consolidated Free Cash Flow when and as required pursuant to this Section B, the Board of Directors shall, in good faith and in consultation with and after taking the advice of its independent auditors, determine the Consolidated Free Cash Flow in a manner that would most closely reflect the Consolidated Free Cash Flow that would have been determined as defined herein if such changes had not occurred and such determination of Consolidated Free Cash Flow shall be conclusive for the purposes of the Dividend Determination.

The definition of the term “Restricted Payment” contained in Article VIII of the Certificate of Designation is hereby amended to read in its entirety as follows:

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Corporation, any of its Subsidiaries or any Joint Venture now or hereafter outstanding (other than (x) by wholly-owned Subsidiaries (including, without limitation, SkyNet, so long as SkyNet remains a wholly-owned Subsidiary), (y) by XTAR, L.L.C. pursuant to the provisions of its applicable governing agreements and related documents as in effect as of the Closing Date without any amendment, restatement or any other change thereto, (z) by an Eligible Joint Venture formed by the Corporation or by a wholly-owned Subsidiary of the Corporation on and after the Closing Date to the Corporation or any of its wholly-owned Subsidiaries pursuant to such Eligible Joint Venture’s applicable governing documents, or (zz) by 4363205 Canada Inc. (“HoldCo”) for so long as it is an Eligible Joint Venture pursuant to its governing documents); or (ii) any redemption, retirement, sinking fund or similar payment, purchase, repurchase, exchange or other acquisition for value, direct or indirect, of any shares of Capital Stock of the Corporation, any of its Subsidiaries or any Joint Venture now or hereafter outstanding; in each case, including any payment in connection with any merger or consolidation involving the Corporation, any of its Subsidiaries or any Joint Venture (each, a “Repurchase”); provided, however, that such Repurchase shall not constitute a Restricted Payment if the Repurchase (v) is of convertible debt securities of the Corporation or any of its Subsidiaries and such Repurchase is effected at not greater than the stated value of such convertible debt securities plus accrued interest, if any; (w) is by any wholly-owned Subsidiary of its own Capital Stock; (x) is effected solely with the proceeds from a sale of Series A-1 Junior Liquidation Securities; (y) if approved pursuant to and in accordance with Section E(vi) of Article VI hereunder by a majority of the Series A Preferred Stock and Series B Preferred Stock voting together as a single class; (z) is of an equity interest of an Eligible Joint Venture; or (zz) is by HoldCo of its Capital Stock.

The definition of the term “Sale” contained in Article VIII of the Certificate of Designation is hereby amended by deleting the period at the end thereof and inserting the following proviso:

“provided, however, that transactions contemplated by the Asset Transfer Agreement (the “Asset Transfer Agreement”), dated as of August 7, 2007 by and among the Corporation, Loral Skynet Corporation (“Skynet”), and HoldCo, the Asset Purchase Agreement, dated as of August 7, 2007 by and among the Corporation, Skynet and Skynet Satellite Corporation and the Alternative Subscription Agreement by and among the Corporation, Skynet and HoldCo, dated as of August 7, 2007 shall not be deemed to constitute a Sale, and provided further, that the HoldCo shares to be issued pursuant to such Asset Transfer Agreement and Alternative Subscription Agreement will constitute an Investment Interest.”

EXHIBIT C

SERIES B PREFERRED AMENDMENT

Article III(B) is hereby amended to read in its entirety as follows:

Not later than thirty (30) days prior to any Dividend Payment Date, the Board of Directors shall determine (the “Dividend Determination”) whether the Corporation shall pay any portion or all of the dividend in PIK Shares or in cash (the “Cash Dividend”); provided, however, that the dividend payment for all relevant periods through the seventeenth (17th) Dividend Payment Date for all shares of the Series B-1 Preferred Stock shall be payable solely in PIK Shares; provided further, however, that from and after the seventeenth (17th) Dividend Payment Date, in the event that (i) the Consolidated Free Cash Flow for the twelve (12) month period ending on the last day of the most recently completed fiscal quarter ending at least 50 days prior to the date of the then current Dividend Determination (such period, the “Prior Twelve Month Period”) is less than 400% of the amount that is payable on the outstanding shares of Series A-1 Preferred Stock and Series B-1 Preferred Stock on the next scheduled Dividend Payment Date to which the Dividend Determination relates (assuming such amount were to be payable as a Cash Dividend), or (ii) the Consolidated Free Cash Flow for the Prior Twelve Month Period is less than 110% of the Consolidated Free Cash Flow for the twelve (12) month period ended December 31 of the year immediately preceding the last day of the Prior Twelve Month Period, then the dividend payment for the relevant period for all Series B-1 Preferred Stock shall be payable solely in PIK Shares. If, subject to the proviso set forth in the immediately preceding sentence, the Dividend Determination is that any portion or all of the dividend be paid in (i) cash, then such portion or all of the dividend payment, as the case may be, for the relevant period shall be a Cash Dividend, and (ii) PIK Shares, then such portion or all of the dividend payment, as the case may be, for the relevant period shall be in PIK Shares. If, as a result of changes in GAAP, the Corporation’s accounting methodologies, practices, presentations or otherwise, the Board of Directors is unable to determine the Consolidated Free Cash Flow when and as required pursuant to this Section B, the Board of Directors shall, in good faith and in consultation with and after taking the advice of its independent auditors, determine the Consolidated Free Cash Flow in a manner that would most closely reflect the Consolidated Free Cash Flow that would have been determined as defined herein if such changes had not occurred and such determination of Consolidated Free Cash Flow shall be conclusive for the purposes of the Dividend Determination.

The definition of the term “Restricted Payment” contained in Article VIII of the Certificate of Designation is hereby amended to read in its entirety as follows:

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Corporation, any of its Subsidiaries or any Joint Venture now or hereafter outstanding (other than (x) by wholly-owned Subsidiaries (including, without limitation, SkyNet, so long as SkyNet remains a wholly-owned Subsidiary), (y) by XTAR, L.L.C. pursuant to the provisions of its applicable governing agreements and related documents as in effect as of the Closing Date without any amendment, restatement or any other change thereto, or (z) by an Eligible Joint Venture formed by the Corporation or by a wholly-owned Subsidiary of the Corporation on and after the Closing Date to the Corporation or any of its wholly owned Subsidiaries pursuant to such Eligible Joint Venture’s applicable governing documents, or (zz) by 4363205 Canada Inc. (“HoldCo”) for so long as it is an Eligible Joint Venture pursuant to its governing documents); or (ii) any redemption, retirement, sinking fund or similar payment, purchase, repurchase, exchange or other acquisition for value, direct or indirect, of any shares of Capital Stock of the Corporation, any of its Subsidiaries or any Joint Venture now or hereafter outstanding; in each case, including any payment in connection with any merger or consolidation involving the Corporation, any of its Subsidiaries or any Joint Venture (each, a “Repurchase”); provided, however, that such Repurchase shall not constitute a Restricted Payment if the Repurchase (v) is of convertible debt securities of the Corporation or any of its Subsidiaries and such Repurchase is effected at not greater than the stated value of such convertible debt securities plus accrued interest, if any; (w) is by any wholly-owned Subsidiary of its own Capital Stock; (x) is effected solely with the proceeds from a sale of Junior Liquidation Securities; (y) if approved pursuant to and in accordance with Section E(vi) of Article VI hereunder by a majority of the Series A Preferred Stock and Series B Preferred Stock voting together as a single class; (z) is of an equity interest of an Eligible Joint Venture; or (zz) is by HoldCo of its Capital Stock.

The definition of the term “Sale” contained in Article VIII of the Certificate of Designation is hereby amended by deleting the period at the end thereof and inserting the following proviso:

“provided, however, that transactions contemplated by the Asset Transfer Agreement (the “Asset Transfer Agreement”), dated as of August 7, 2007 by and among the Corporation, Loral Skynet Corporation (“Skynet”), and HoldCo, the Asset Purchase Agreement, dated as of August 7, 2007 by and among the Corporation, Skynet and Skynet Satellite Corporation and the Alternative Subscription Agreement by and among the Corporation, Skynet and HoldCo, dated as of August 7, 2007 shall not be deemed to constitute a Sale, and provided further, that the HoldCo shares to be issued pursuant to such Asset Transfer Agreement and Alternative Subscription Agreement will constitute an Investment Interest.”